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                                                                    EXHIBIT 4.43



              FIFTH AMENDMENT TO THE ALLIED WASTE INDUSTRIES, INC.
                            1994 AMENDED AND RESTATED
                     NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

      THIS AMENDMENT, made and entered into effective May 26,1999, by ALLIED WASTE INDUSTRIES, INC., a Delaware corporation ("Employer").

                                    RECITALS:

      1. The Employer maintains the Allied Waste Industries, Inc. 1994 Amended an Restated Non-Employee Director Stock Option Plan ("Plan");

      2. The Employer has reserved the right to amend the Plan in whole or in part; and

      3. The Employer intends to amend the Plan as approved by its shareholders.

      THEREFORE, the Employer hereby adopts this Amendment as follows:

      1. The first sentence of Section 3 of the Plan is hereby amended to read as follows:

            "The maximum number of shares of common stock, par value $.01 per share (the "Common Stock"), which may at any time be subject to outstanding Options issued under the Plan shall be 1,150,000 shares; provided, that the class and aggregate number of shares which may be subject to Options granted hereunder shall be subject to adjustment in accordance with the provisions of Section 15 of this Plan."

      2. The Effective Date of this Amendment shall be May 26, 1999, which was the date the Employer's shareholders approved the Amendment.

      3. Except as amended, all of the terms and conditions of the Plan shall remain in full force and effect.




                                            ALLIED WASTE INDUSTRIES, INC.,
                                            a Delaware corporation



                                            By /s/ Steven M. Helm
                                               --------------------------------
                                               Steven M. Helm, Vice President